AMENDED AND RESTATED AGREEMENT FOR SERVICES

Exhibit (i)(iii)

AMENDED AND RESTATED COLI.COM LICENSE, HOSTING AND MAINTENANCE AGREEMENT

This Agreement is effective as of February 29, 2012 (the “Effective Date”), by and between American Financial Systems, Inc., a Massachusetts corporation having its principal place of business at 404 Wyman Street, Suite 100, Waltham, MA 02451 (“AFS”), and The Guardian Life Insurance Company of America, having its principal place of business at 7 Hanover Square, New York, New York 10004 (“Insurer”).

INTRODUCTION

AFS operates a proprietary system which includes both web-based and desktop based applications (collectively, the “System”) to design executive and supplemental benefit plans (“Plans”), to illustrate, assess and compare various products as methods for funding employer liabilities resulting from such Plans, and to project and re-project plan and insurance product benefits and values used for the design, implementation and administration of such Plans. Insurer desires to retain the services of AFS for the purpose of customizing, configuring and deploying the System to provide (i) illustrations of the Insurer’s Executive Benefits VUL product (“Insurer Product”) proposed to be distributed through duly qualified and licensed brokers and agents (“Distributors”), and (ii) Plan enrollment, implementation, administration and case management services. AFS is willing to provide such services and license rights, all on the terms and conditions of this Agreement, as more particularly provided herein.

AFS and Insurer entered into a certain COLI.Com License, Hosting and Maintenance Agreement, dated September 19, 2008 (the “Original Agreement”) in connection with the above referenced licenses and services. AFS and Insurer now desire to amend and restate the Original Agreement in its entirety.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree as follows:

1. DEFINED TERMS.

In addition to definitions set forth elsewhere in this Agreement or incorporated into this Agreement by reference, the following terms used in this Agreement will have the following respective meanings:

“Agent” means any employees, officers, directors, partners, representatives, third-party service providers or contractors or other persons designated by a party to act or perform on its behalf.

“Authorized Users” means those Agents designated by Insurer requiring use of the System in order to perform certain tasks for Insurer, solely in furtherance of Insurer’s business operations. Authorized Users may include Distributors and/or their Agents, and AFS.

“Contract Term” shall mean the Initial Term or any Renewal Term as defined in Section 4.1.

“Control” means ownership of at least fifty percent (50%) of the shares, equity interest or other securities entitled to vote for election of directors or other managing authority.

“Cross-Platform Test” means a test of the performance of the System’s data linking functions (using one or more sets of fictitious case data reasonably configured as samples for testing purposes, if desired) with the online underwriting system, if any, for the Insurer Product and/or the insurance policy administration system for the Insurer Product, all for the purpose of better enabling Insurer to test and to cause its applicable vendors to test the integrated performance of the sales, enrollment, underwriting, policy issue and administration technology being used by Insurer for the Insurer Product.

“Expenses” means those authorized costs and expenses incurred by AFS in connection with its performance of its obligations under this Agreement.

“Initial Work Order” means the Amended and Restated Initial Work Order (Statement of Work No. 1) dated as of even date herewith.

“Intellectual Property Rights” means any invention, patent, copyright, trademark, service mark, trade secret or other intellectual property, industrial property or proprietary right, including any moral rights related thereto.

“Law” means all applicable Federal, state and local laws, rules, regulations and ordinances, and all binding orders of any court, agency or other governmental body with appropriate authority, as amended.

“Loading Acceptance Date” means September 26, 2008.

“Insurer” means Insurer and its Subsidiaries, as applicable.

“Insurer Systems” means (i) all telecommunication, online and computer systems, and programs, owned by, licensed to and/or operated by Insurer, (ii) all Insurer property interfacing therewith and (iii) the data transmitted via such systems, but shall not include the System.

“Non-Employee Agent” means an Agent that is not an employee of the referenced party.

“Plan Administration System” means AFS’ ePlan proprietary online record keeping system on the World Wide Web at www.deferral.com that furnishes certain record keeping and administration services for sponsors of Plans.

“Plan Administration Services” means the Plan record keeping and administrative services offered by AFS through the Plan Administration System.

“Policy Administration Provider” means, with respect to the Insurer Product and each other insurance policy or product hereafter loaded or supported on the System by agreement of the parties under this Agreement, the entity that Insurer has selected to develop, maintain and host the Policy Administration System used by Insurer for such policy or product, if any.

“Policy Administration System” means, with respect to the Insurer Product and each other insurance policy or product hereafter loaded or supported on the System by agreement of the parties under this Agreement, the online policy administration system used by Insurer for such policy or product, which system shall calculate, update, record and maintain insurance policy census, data and values on a daily basis in accordance with specifications approved and accepted by Insurer and any applicable legal requirements, and shall exchange daily policy electronic data feeds with AFS in the System for purposes of the parties’ performance under this Agreement in a manner reasonably consistent with AFS’ specification for data linking to the System.

“Services” means, collectively, the Standard Services and the Supplemental Services.

“Site” means the site maintained by AFS on the World Wide Web and located at the URL http://www.coli.com, together with any successor URL address thereto or additional URL address designated by AFS for Authorized Users to access elements of the System.

“Standard Services” means the System and Site access services contemplated to be performed by AFS under Section 2.1 of this Agreement.

“Subsidiary” means any partnership, joint venture, corporation, or other form of enterprise, that is controlled by a party.

“Supplemental Services” means the services contemplated to be performed in the Initial Work Order, any other services from time to time contemplated to be performed by AFS under any separate Work Orders and any other service not set forth in Section 2.1 of this Agreement.

“Support” means the maintenance and/or support purchased by Insurer from AFS, as listed on a Work Order.

“Technical Service Provider” means any internet service provider or other third party that provides physical equipment and/or furnishes data hosting or other data, communications or hosting service to AFS in connection with the Site.

“Underwriting System Provider” means, with respect to the Insurer Product and each other policy or product hereafter loaded or supported on the System by agreement of the parties under this Agreement, the entity that Insurer has selected to develop, maintain and host the Underwriting System used by Insurer for such policy or product, if any.

“Underwriting System” means, with respect to the Insurer Product and each other insurance policy or product hereafter loaded or supported on the System by agreement of the parties under this Agreement, the online insurance policy underwriting system or method used by Insurer to process insurance application and underwriting approvals for such policy or product.

“Work Order” means the Initial Work Order or any other written agreement between AFS and Insurer contemplating the performance of services other than Standard Services.

2. RESPONSIBILITIES OF AFS.

2.1 Standard Services:

2.1.1 Site Access. AFS grants to Insurer a limited, non-transferable (subject to Section 14 hereof), non-exclusive license to use the System on the Site, and to grant Authorized Users access to use the System on the Site, for each Insurer Product hereunder, for the limited purpose of enabling Authorized Users to design and illustrate nonqualified executive and supplemental benefit plans within the United States of America, for which plan sponsors’ payment of benefits are funded by the Insurer Product, and to illustrate the Insurer Product within the United States of America, for the limited purpose of enabling the Underwriting System Provider to use standard System interfaces to process policy applications for the Insurer Product, and for the limited purpose of enabling the Policy Administration Provider to use standard System interfaces to support reprojected illustrations of Insurer Product policies already in force; all by means of the World Wide Web in accordance with AFS’ procedures then applicable at the Site generally. Insurer acknowledges and agrees that AFS may retain and rely upon one or more Technical Service Providers to provide physical equipment and/or to furnish data hosting and other data, communications or hosting services to AFS in connection with the Site, and that AFS may restrict and prevent use of particular pages or portions of the Site that have been developed or configured for use by particular users other than Insurer or its Authorized Users (such as, for example, particular Web pages, user interfaces, login screens or System features that have been customized for a particular user), so long as such restrictions do not interfere with Standard Services contemplated hereunder. AFS shall provide a password protected means for Insurer and its Authorized Users to access and use the System on the Site. If AFS and Insurer from time to time agree that additional insurance policies, components or products shall be loaded on the System, then after payment and adjustment of AFS’ fees hereunder resulting from such addition, Authorized Users may use the System for such policy, component or product in substantially the same manner as is provided for the Insurer Product above, all subject to the terms and conditions of this Agreement.

2.1.2 Site Maintenance. AFS shall maintain the Site on the World Wide Web using server facilities and backup substantially in compliance with the description set forth in Schedule 1 hereto, using commercially reasonable care in the configuration and operation of such facilities in a manner consistent with the description contained in said Schedule. Except for failure to exercise the foregoing reasonable measures and subject to Section 6 hereof, AFS shall have no liability to Insurer or any other party for losses of data or software or delays in Services resulting from interruptions in access to or service by the Internet or other means of networking or telecommunications.

2.1.3 Maintenance and Support. From and after the Effective Date, unless and until this Agreement shall terminate, AFS shall perform the following additional Standard Services:

(a) Provide telephone and email access as reasonably required by Insurer (to be designated from time to time by Insurer) during Insurer’s regular business hours of 9:00 A.M. – 5:30 P.M. Eastern Time;

(b) Provide repairs, patches, fixes and other remedial tools in response to errors and material discrepancies in the System as then deployed on the Site, including any System customization previously paid for and accepted by Insurer pursuant to a valid Work Order.

(c) Provide updates to the System pursuant to 2.1.3(b) as necessary to comply with laws, regulations, codes and standards of governmental agencies; provided, however, that AFS may impose reasonable charges for such updates to the extent that Insurer requests or requires any changes beyond those made available by AFS as part of fixed fee services offered under its maintenance program generally (but in such event, AFS shall not perform any such service or impose any charge therefor, unless pursuant to a Work Order approved by Insurer).

(d) AFS shall grant to Insurer the right to receive certain credits against future fees for interruptions in service, on certain terms and conditions, all in accordance with the Service Level Agreement Exhibit attached hereto.

(e) AFS shall support linking of data, and the performance of Cross-Platform Tests in connection therewith, between the System and any online underwriting system for the Insurer Product, and between the System and the insurance policy administration system for the Insurer Product, provided that the same (and their linking methods and requirements) are reasonably consistent with linking methods and requirements of the System. AFS shall cooperate with Insurer, the Underwriting System Provider and the Policy Administration Provider in developing reasonable specifications to be used in Cross-Platform Tests for the Insurer Product.

(f) AFS shall prepare and provide to Insurer, including for purposes of this subparagraph (f), its Agents and Authorized Users, such Insurer Product and related Plan presentation, marketing, enrollment, implementation and administration documents and collateral materials through its use of the System (collectively, “Insurer Collateral”), all as described in one or more Work Orders, as the Insurer may from time to time request.

2.1.4 Testing. Without intending to relieve Insurer of its responsibility for testing the System hereunder, AFS shall cooperate with such professionals and advisers as Insurer reasonably may request or require for the purpose of assisting Insurer in its completion of any applicable acceptance tests under each Work Order. Insurer also may elect to have the Underwriting System Provider, if any, test AFS’ data linking output to the Underwriting System, and to have the Policy Administration Provider, if any, test AFS’ data linking output to the Policy Administration System.

2.1.5 Plan Administration Services. AFS will provide Plan Administration Services to sponsors of Plans that are funded with the Insurer Product and each other insurance policy or product that may be loaded or supported on the System. Such services shall be provided pursuant to a separate agreement between AFS and the Plan sponsor and containing terms and conditions acceptable to such parties. A copy of AFS’ current Plan Administration Services Agreement is attached hereto as Schedule 2.

2.2 Supplemental Services.

2.2.1 Work Orders. Each of the parties agrees to perform the Initial Work Order. By entering into additional Work Orders, the parties may agree that AFS shall perform other Supplemental Services from time to time, such as, for example, the loading of additional insurance policies, components or products in the System, configuration of the System for additional Authorized Users of Insurer, further customization of the System to reflect changes in the

Insurer Product or data associated therewith or the addition of System features or functions not included within (or in advance of) features being introduced to the System by AFS’ ongoing System updates in general. Each Work Order shall be subject to the terms and conditions of this Agreement, except as otherwise expressly set forth in such Work Order, and, if the parties in their mutual discretion so agree, may include adjustments to the scope of, or fee for, Standard Services hereunder resulting therefrom. Insurer’s acceptance of the System plus any feature or function improvement or addition to the System (each, a “Deliverable”) pursuant to a Work Order shall be subject to the following terms and conditions, as well as the other terms and conditions of this Agreement not expressly inconsistent with said Work Order:

(a) Upon AFS’ delivery (whether by delivery to Insurer’s offices, by delivery via email, by notice to Insurer of posting at the Site for Insurer’s testing or other similar and reasonable means) of any Deliverable, Insurer promptly, and in any event within a period of thirty (30) days after such delivery, shall review and test the same to determine whether such software or system improvement conforms with the specifications set forth within or pursuant to said Work Order (the “Specifications”). AFS shall cooperate with such professionals and advisers as Insurer reasonably may request or require for the purpose of assisting Insurer in its completion of such testing.

(b) A Deliverable shall be accepted (“Acceptance”) upon the date (the “Acceptance Date”) when Insurer shall have tested the Deliverable in accordance with a mutually agreed upon acceptance test plan and provided written notice to AFS that the Deliverable conforms in all material respects with the Specifications applicable thereto and the requirements set forth in this Agreement.

(c) If Insurer determines that a Deliverable does not perform with reasonable precision in accordance with the Specifications, Insurer shall deliver to AFS a written report which may be delivered by email or other mutually satisfactory manner (a “List of Errors”) setting forth in reasonable detail all errors found in the course of using or testing the applicable software or System improvement, together with, as applicable, a printout of an illustration run or other System output affected by such error, with all inconsistent values marked and corrected calculations prepared by hand, and also providing any applicable files and data (in such manner, medium and form as AFS reasonably may require) to produce such illustration run or output, as the case may be, showing what the correct values should be, and also containing such copies of screen displays relating to any such error and other information as AFS reasonably may request. AFS will promptly review the List of Errors and notify Insurer of those errors that arise from inconsistencies or defects in data or interpretation provided to AFS by Insurer. Thereafter, Insurer will exercise commercially reasonable efforts to correct all such errors and AFS (subject to Insurer correcting all such errors, if any, in data or interpretation provided by it) will exercise commercially reasonable efforts to correct all programming errors contained in the Deliverable.

(d) When and as such corrections to the Deliverable are made, AFS will deliver such Deliverable to Insurer as corrected, and Insurer shall re-conduct assessment and testing of the same in the same manner as contemplated for the original delivery above. Insurer will promptly notify AFS of the results of such assessment and testing, and of any failure or further errors by preparing and delivering to AFS an updated List of Errors.

(e) The foregoing correction and testing procedure will continue until the Acceptance Date, unless Insurer terminates the Work Order as permitted therein or in the following paragraph of this Agreement.

(f) The parties will cooperate for the purpose of resolving and correcting all errors on any List of Errors contemplated hereunder. In the event that a Deliverable fails to achieve Acceptance despite the commercially reasonable efforts of the parties to correct the same, then Insurer may elect by written notice to the other to terminate performance and delivery of such Deliverable, together with the fees and charges imposed for such Deliverable (other than for any fees and charges identified as being non-refundable), under the Work Order applicable to such Deliverable.

(g) All Deliverables that are feature or function improvements, enhancements or additions to the System shall be deemed to be the property of AFS and its applicable suppliers, and subject to the license granted herein, except as specifically and expressly provided otherwise in a Work Order signed by the parties in each instance.

(h) Subject to (g) above all sales, marketing or other similar materials intended to be used by Insurer for the promotion of the System or other materials that are prepared specifically for Insurer, including without limitation presentations, proposals, analysis, recommendations and documentation, pursuant to a Work Order (“Work Product”) shall be the sole and exclusive property of Insurer and shall be considered to be “works for hire” pursuant to the United States Copyright Act (17 U.S.C. § 101) to the extent it qualifies as such under applicable law. If any right, title or interest in any Work Product is not, automatically upon creation thereof, owned exclusively by Insurer as a work for hire or otherwise, then AFS hereby assigns, and agrees to assign, to Insurer all right, title and interest in such Work Product without additional compensation or conditions. AFS irrevocably relinquishes for the benefit of Insurer any moral rights in the Work Product. AFS hereby appoints Insurer as attorney-in-fact to execute documents and perfect any ownership rights in the Work Product and will reasonably assist and cooperate with Insurer in all respects to obtain, maintain, enforce, and perfect for Insurer or its designee any Intellectual Property Rights or other legal rights in and to the Work Product. Nothing in this Agreement is intended to transfer any ownership to any tools, software, processes, methodology, know-how or technology, developed or owned by AFS prior to, or independent of, AFS’s engagement hereunder. (“AFS Pre-Existing IP”). To the extent that any AFS Pre-Existing IP is incorporated, embedded, or required to utilize any Work Product, AFS hereby grants to Insurer, Authorized Users affiliates, third party consultants and outsourcers a perpetual, non-exclusive, worldwide, royalty free right and license to use, copy, modify, sublicense and distribute such AFS Pre-Existing IP in connection with Insurer’s use of the Work Product.

(I) Insurer Ownership of Confidential Information. AFS hereby agrees that Insurer shall continue to own all Confidential Information which is delivered by Insurer to AFS.

2.2.2 Corrections Resulting from Insurer. Despite the foregoing provisions of Section 2.1 or

2.2, any additional services required to be performed by AFS as a result of any material error, deficiency or delay by Insurer in furnishing any information reasonably needed, or in good faith relied upon, by AFS to perform under this Agreement or any Work Order hereunder, or resulting from any breach by Insurer of this Agreement or any Work Order, shall constitute Supplemental Services and shall be billable at the same rates provided in this Agreement or in the applicable Work Order (or, if no such general service normally is provided by AFS, using such reasonable means as the parties shall mutually determine to offset the cost and disruption of such material error, deficiency or delay as the case may be). If AFS determines that there has occurred any error, deficiency, delay described above, AFS shall provide Insurer with prompt notice thereof, and the parties shall exercise their reasonable efforts to cooperate in mitigating any delays, errors and expense resulting therefrom.

2.2.3 System Change Procedure. Insurer acknowledges that modifications, updates and other changes to the System are made from time to time in the ordinary course of AFS’ business. Upon Acceptance of each Deliverable hereunder, the parties shall mutually agree upon and establish a reasonable set of numerical testing benchmarks for AFS to use each time any subsequent changes are made to the System of a material nature. If the parties shall agree to have additional insurance products of Insurer loaded into the System or other Deliverables set forth in additional Work Orders, then such benchmarks shall be updated to incorporate reasonable numerical testing benchmarks for such additional Deliverables. Without intending to relieve Insurer of any testing obligation with respect to any Work Order or Deliverable hereunder, Insurer agrees that (i) if AFS shall notify Insurer that AFS has made any change to the System on the Site after the Acceptance Date for one or more Deliverables hereunder and (ii) if AFS shall have completed said benchmark testing in a manner reasonably consistent with guidelines established by the parties, then Insurer’s acceptance of the System, including said Deliverables, shall be deemed to continue and be effective after such change shall have been made. If, after receiving notice of any change, Insurer reasonably determines that the System shall fail to meet the Acceptance Test criteria for Insurer’s Product, then Insurer may furnish AFS with a List of Errors for same, and AFS promptly shall correct the same as set forth on said List of Errors without further charge to Insurer, all in a manner reasonably consistent with the above provisions of this Section 2.2.

2.2.4 Access Control. Insurer shall be responsible for managing which Authorized Users shall have access to Insurer Products on the System, and AFS shall configure the System to enable Insurer to manage and control which Authorized Users shall have access to use the System to generate illustrations for particular Insurer Products.

2.3 Management Contact. AFS shall make available to Insurer, throughout the term of this Agreement, a primary contact person in AFS’ organization who will be available by telephone and other reasonable means of regular communication during business hours as reasonably required to confer with Insurer, which contact person shall be responsible for coordinating and providing all relevant information for AFS to Insurer in relation to the services described hereunder. AFS may change the contact person by giving notice of such change to Insurer.

3. RESPONSIBILITIES OF INSURER.

3.1 Management Contact. Insurer shall make available to AFS, throughout the term of this Agreement, a primary contact person in Insurer’s organization who will be available by telephone and other reasonable means of regular communication during business hours as reasonably required to confer with AFS, which contact person shall be responsible for coordinating and providing all relevant information for Insurer to AFS, so that AFS can perform the services described hereunder. Insurer may change the contact person by giving notice of such change to AFS.

3.2 Passwords and Site Use. Insurer shall provide Authorized Users with confidential passwords for use of the System and Site for their use in connection with the Insurer Product; provided, however, that AFS may generate its own passwords for providing the Services to Insurer. Insurer will only disclose such passwords to those Authorized Users, as it deems necessary, in its discretion, to most efficiently and effectively utilize the System and will comply with the terms and conditions of the Site generally, but only to the extent that such terms do not conflict with the express terms and conditions of this Agreement (this Agreement to control in the event of any such conflict).

3.3 Policy Data. Insurer shall provide, update and maintain the data pertaining to any of its insurance policies and products for which the Site is used, and ascertain that the census and policy number match the relevant case.

3.4 Fee Payments. In consideration of the license to use the System and the Services, Insurer agrees to pay to AFS all fees of AFS in accordance with the fees for services described in the Pricing Exhibit attached hereto as Schedule 3 and, in particular, all royalty-based payments calculated in accordance therewith. Insurer also shall pay such fees for Services, if any, as from time to time are invoiced as permitted under this Agreement or any Work Order hereunder, including without limitation the Initial Work Order. Insurer shall be responsible for any federal, state or local sales or use taxes imposed by an applicable taxing authority within the United States (“Sales Tax”). Unless specifically identified in this Agreement all other taxes, tariffs, duties, costs, expenses and charges, including taxes based on AFS’s income, shall be the responsibility of AFS.

3.5 Insurer Subsidiaries. Insurer may extend this Agreement to its Subsidiaries and their successors. Each Work Order will be executed by either Insurer or its Subsidiary requesting Services particular to such entity. When an Insurer Subsidiary seeks Services under this Agreement, it will “step into the shoes” of Insurer, satisfying all of Insurer’s representations, warranties, covenants and obligations hereunder, as they pertain to that Insurer Subsidiary. AFS acknowledges and agrees that it will seek fulfillment of Insurer’s obligations only from the signatory Insurer Subsidiary of such Work Order. To the extent that these obligations are not being satisfied by such Insurer Subsidiary, AFS shall put Insurer on notice of such perceived failure pursuant to the “Communication” section herein, and Insurer will see to its internal resolution. Neither Insurer, nor any other Insurer Subsidiary will be a guarantor of any of its other Subsidiaries contractual or financial obligations hereunder. AFS shall not seek, nor receive, satisfaction of the Insurer obligations hereunder from any Insurer Subsidiary.

4. TERM AND TERMINATION.

4.1 Term. This Agreement shall take effect as of the Effective Date and, subject to the early termination provisions of this Agreement, shall continue in effect for an initial term expiring on September 25, 2013 (“Initial Term”). Thereafter, this Agreement automatically renews for successive one

(1) year terms (each a, “Renewal Term”), subject to the early termination provisions of this Agreement, unless either party in its discretion provides the other with written notice of its intention not to renew the Agreement no later than ninety (90) days prior to expiration of the initial or then current Contract Term, as applicable. Prior to the expiration of the then current Contract Term, (A) either party may terminate this Agreement: (i) by written notice to the other, if the other party is in material breach of any obligation hereunder, which breach is incapable of cure or which, being capable of cure, has not been cured within thirty (30) days (or in case of nonpayment of undisputed sums due, thirty (30) after receipt of notice of such breach from the non-defaulting party), or such additional cure period as the non-defaulting party may authorize; or (ii) upon written notice if the other party hereto shall be a debtor in bankruptcy proceedings under the United States Bankruptcy Code or other insolvency law or statute, provided, however, that if a party shall be the subject of such proceedings, then so long as such party shall diligently and in good faith dispute the same and obtain dismissal thereof within sixty days after such proceedings first commenced, then this Agreement shall not be terminated as a result of such involuntary proceeding; and (B) during any Renewal Term Insurer may terminate this Agreement or any Work Order or Supplemental Services at any time without penalty upon sixty (60) days prior written notice to AFS. Upon any termination, AFS shall be paid for any services performed through the date of termination, adjusted on a pro rata basis to reflect partial performance then completed for any project, service or matter then pending on the date of such termination. Upon any termination, the right of Insurer and its Authorized Users to use the Site and the System shall terminate, and Section 4.2 shall apply. Termination of this Agreement shall also constitute a termination of all Work Orders then in effect.

4.2 Obligations upon Termination. Upon termination of this Agreement: (i) AFS forthwith shall, subject to Section 7.2, at the option of Insurer return or destroy (and certify in writing the destruction of) all papers and materials containing Confidential Information (as defined below) then in AFS’ possession, custody or control, and AFS shall certify to Insurer its compliance to such effect upon the request of Insurer (except that AFS may retain archival copies of any data, so long as AFS protects the confidentiality of any Confidential Information therein in accordance with Section 7 of this Agreement, and thereafter may retain copies of such data as part of AFS’ general backup archives, subject to its obligations under Section 7); and (ii) Insurer’s rights to access the Site, to grant access to any Authorized User and to use the Services or any portion thereof shall terminate. The obligation of Insurer hereunder to pay charges and fees due (i) on or before termination hereunder and any Sales Taxes imposed thereon, and Sections 4.2 and 6 through 15 inclusive as well as (ii) those fees due after termination and continuing for the duration of any policies then in force (specifically any royalty payment obligations arising under any Pricing Exhibit), shall survive any expiration or termination of this Agreement or any portion thereof.

Upon any termination of this Agreement or any Work Order for any reason, Insurer shall have the right, for up to six (6) months (the “Transition Period”), to obtain from AFS all Services and assistance reasonably necessary to accomplish a transition of the Services being performed by AFS in a smooth and orderly fashion from AFS to Insurer and/or to any replacement vendor(s) designated by Insurer, with minimal interruption of, or adverse impact on, Insurer’s business, the Services, or any other relevant services provided by third parties with respect to the Services. Such transition services shall include, without limitation, and as requested by Insurer: (i) assistance in transferring data files to an industry-standard format; (ii) reasonable technical, operational and training support; (iii) using commercially reasonable efforts to assist Insurer in obtaining or continuing services provided by third parties. Insurer agrees that if AFS is required to commit additional resources to accomplish said transition over and above those allocated to Insurer at the time of termination, the availability of such resources is subject to any pre-existing commitments of such personnel to other customers by AFS. If AFS proprietary software is reasonably required or has been installed on Insurer equipment, and continued use of such AFS proprietary software/systems is reasonably necessary by Insurer to prepare future illustrations or to migrate illustration work to another vendor, AFS hereby grants Insurer, effective on the commencement of the Transition Period, a perpetual (subject to termination as set forth below), royalty free, nontransferable license to use the applicable AFS proprietary software (the “AFS Software”) in compiled desktop form and on an “as is” basis (and without warranties of any kind), for the limited purpose of preparing illustrations in the ordinary course of conducting its business and/or migrating illustration work to another vendor (the “Desktop License”). The AFS Software may only be accessed and used by employees of Insurer, and may not in any way be accessed by or provided to any third parties. Insurer shall be solely responsible for all damages arising from its use of the AFS Software. AFS may terminate the Desktop License by written notice to Insurer in the event of any breach of the foregoing terms which is not cured within thirty (30) days following Insurer’s receipt of such written notice. Upon any such termination Insurer will cease all use of the AFS Software and will return the AFS Software to AFS. All Services and transition assistance provided by AFS during the Transition Period shall be provided at the rates provided in each applicable Work Order at the time of expiration or termination, or if ambiguous or inapplicable, at rates comparable to similarly situated AFS customers. If requested by Insurer, the parties will enter in to a one-year Archival Fixed Maintenance Agreement pursuant to which AFS will provide general support services in connection with Insurer’s use of the Desktop License for an annual fee of $24,000. The Archival Fixed Maintenance Agreement may be renewed for additional one-year terms upon the mutual agreement of the parties. Further, if requested by Insurer, AFS shall, at AFS’ then current consulting rates, (i) make reasonably requested changes to its proprietary software subject to the Desktop License, and (ii) provide results testing services; provided that changes to investment options within the Insurer Products that do not require additional programming or new or additional functionalities are included in the annual fee. Any additional consulting services may be provided by AFS at its then-current rates. In the event that Insurer is transitioning the Services to another Vendor, AFS may be afforded the opportunity to continue to provide the Services, and the terms and conditions of this Agreement shall remain in effect with respect to such Plans subject to the continued payment of the Royalty Payments set forth in Schedule 3. In the event that Insurer is discontinuing the Insurer Products, AFS shall continue to provide to Plan sponsors benefits plan support services pursuant to and in accordance with the ePlan Services Service Agreement between AFS and such Plan sponsors.

5. LIMITED WARRANTIES AND INDEMNITIES.

5.1 AFS. AFS warrants that access to the System at the Site shall be provided in accordance with the level of service set forth in the Service Level Agreement Exhibit attached to this Agreement as Schedule 4 (the “SLA Warranty”). In lieu of any other damages for breach of the SLA Warranty Insurer may apply for and receive credits against future fees as more particularly provided in, and subject to the terms and conditions of, said Service Level Agreement. AFS represents, warrants, and covenants that: (i) the Services will be performed by skilled, competent and qualified personnel; (ii) the Services provided by AFS hereunder do not and will not violate any federal or state statute, rule or regulation or the laws, regulations or rules of any governmental agency or any regulatory or self-regulatory entity, including without limitation the Investment Advisors Act of 1940; (iii) the Services and Deliverables shall be free from material defects and shall substantially conform to the applicable specifications and requirements for a period of twelve (12) months from initial acceptance; (iv) any computer code and programming provided hereunder will not contain any undisclosed disabling code or virus (as such term is commonly understood in the industry) and AFS will use industry standard anti-virus software to screen all software and media; and (v) AFS has all authority, right, title and license as may be necessary to provide the Services and Deliverables hereunder. EXCEPT AS SET FORTH IN THIS SECTION 5.1 THE SYSTEM, THE SITE AND SERVICES HEREUNDER ARE PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Insurer may obtain maintenance and support of the System configured with the Insurer Product and the Site as part of the Standard Services, on the terms and conditions of this Agreement.

5.2 Infringements. Each of the parties represents and warrants to the other that no property, license, right, mark, information or method licensed or otherwise furnished or contemplated to be furnished by it under this Agreement, nor any use thereof as contemplated under this Agreement, shall cause any infringement upon any patent right, copyright, trade secret, trademark, service mark, confidential information or other intellectual property right or interest (“Intellectual Property Right; and, any such infringement, collectively, an “Infringement”) of any third party. If any property, right, mark, information or method (or any use thereof) that is licensed or otherwise furnished by any party under this Agreement is likely to cause, in the furnishing party’s reasonable opinion, or if such property, right, information or method or use thereof does cause, any Infringement, or if any third party claim, suit, proceeding or action commences that asserts any such Infringement, then the furnishing party, at its expense, will perform one of the following at its discretion: (i) replace such property, right, mark, information or method with a compatible, functionally equivalent non-infringing substitute; (ii) modify such property, right, mark, information or method to make it non-infringing without impairing the other party’s ability to use the same as intended, such modifications to be subject to the other party’s approval, which approval will not be unreasonably withheld or delayed; (iii) procure the right of the other party to continue using such property, right, mark, information or method, or (iv) if none of the foregoing alternatives are reasonably available, terminate this Agreement, in which case any amounts paid to such party hereunder for the then-applicable term of this Agreement shall be refunded on a pro-rata basis, based on the actual number of days that otherwise would have been remaining in the applicable term on the date of termination. In addition, subject to the foregoing terms and conditions and to Section 5.4, the furnishing party will indemnify and hold harmless the other party against any third party claims, losses, damages, liabilities, costs and expenses, including without limitation reasonable attorneys’ fees (collectively, “Losses”), arising from any breach of representation or warranty by the furnishing party set forth in the first sentence of this paragraph.

5.3 Indemnity for Losses arising from Use. The indemnity granted in the foregoing Section 5.2 is limited to the property, license, right, mark, information or method licensed or otherwise furnished by one party to the other under this Agreement and will not apply to any unauthorized additions to, modifications of or other changes to any portion of any of the foregoing made by the receiving party or any other third party not affiliated by common majority ownership with or acting at the direction of such party. Insurer acknowledges and agrees that Insurer is responsible for ascertaining the performance of the System, the Site and the Services, including without limitation the Insurer Collateral, for use by Insurer and its Authorized Users, and Insurer shall satisfy itself, based on its review and acceptance testing, that the same will be acceptable and appropriate for all intended uses thereof consistent with this Agreement. Notwithstanding the foregoing, AFS remains responsible for its obligations of performance under this Agreement.

5.4 Procedures. Any party entitled to indemnification hereunder shall give prompt notice to the indemnifying party of any third party claim with respect to which it seeks indemnification (failure to do so shall not preclude such party’s right to indemnification if such failure does not materially prejudice the indemnifying party, and if such failure does materially prejudice the indemnifying party, then the indemnified party’s rights shall only be diminished to the extent of the prejudice), and permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such indemnified person unless (i) the indemnifying party has agreed to pay such fees or expenses, or (ii) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent shall not be unreasonably withheld or delayed). No indemnifying party shall consent to any settlement of a claim without the consent of the indemnified party, which consent shall not be unreasonably withheld or delayed, and which does not include as an unconditional term thereof the giving by the relevant third party to each indemnified party a release of all liability in respect of such claim.

6. LIMITATIONS ON LIABILITY.

IN NO EVENT WILL (i) EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR OTHER SIMILAR DAMAGES ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT, THE SYSTEM, THE SITE OR ANY SERVICES HEREUNDER; OR (ii) EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR DAMAGES FOR BREACH OF THIS AGREEMENT IN EXCESS OF THE AMOUNTS PAID OR PAYABLE BY INSURER TO AFS UNDER THIS AGREEMENT DURING THE FIFTEEN (15) MONTHS PRIOR TO THE OCCURRENCE OF THE EVENTS GIVING RISE TO SUCH DAMAGES, EVEN IF SUCH PARTY SHALL HAVE BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING WAIVERS AND LIMITATIONS OF DAMAGES SHALL NOT APPLY TO (i) THE LIMITED EXTENT THAT APPLICABLE LAW PROHIBITS ANY SUCH LIMITATION, (ii) DAMAGES CAUSED BY WILLFUL MISCONDUCT, (iii) DAMAGES OR LIABILITY RELATING TO A PARTY’S INDEMNITY OBLIGATIONS HEREUNDER, OR ARISING FROM A

BREACH OF A PARTIES CONFIDENTIALITY OBLIGATIONS UNDER SECTION 7. THE PARTIES ACKNOWLEDGE THAT THE WAIVERS AND LIMITATIONS OF THIS SECTION 6 CONSTITUTE AN ALLOCATION OF RISK THAT IS REFLECTED IN THE PRICE PAID FOR THE PRODUCTS AND SERVICES PROVIDED. THE WAIVERS AND LIMITATIONS OF LIABILITY PROVIDED IN THIS SECTION 6 ARE A FUNDAMENTAL BASIS OF THE BARGAIN. Nothing in this Agreement is intended to create rights in or for the benefit of any Authorized User or other third party, the indemnifications of each party herein being intended to benefit only the other party hereto, and such other party’s respective successors and permitted assigns.

7. CONFIDENTIALITY AND NONDISCLOSURE.

7.1.1 Confidential Information. By virtue of this Agreement, each party may have access to information from the other party or its affiliates that would reasonably be considered proprietary or confidential in nature, including but not limited to the other party’s or its affiliates’ customer lists, Customer Information, as defined in Section 7.3, financial information, technical information, business plans, and non-published information pertaining to its organization, policies or products, or any such information entrusted to it by such party’s customers or clients (“Confidential Information”). Insurer’s Confidential Information shall include, without limitation, any written reports, findings, conclusions, recommendations, or reporting data and analysis reports, text and analytical output generated by the System for Insurer or otherwise prepared by AFS specifically for Insurer and provided to Insurer under this Agreement, and any non-published information about the Insurer Product. AFS’ Confidential Information shall specifically include customer data and information provided by any third party, that is not Customer Information, to AFS for AFS’ use in the course of providing services to such third party, the source code for its System and its ancillary systems, the methods and algorithms utilized by such systems (including, without limitation, the System and at its website www.deferral.com), and any user interfaces.

All of the discloser’s Confidential Information, including any derivative works thereof, is, and shall remain, proprietary to the discloser.

7.1.2 Exclusions. A party’s Confidential Information shall not include information that (i) is or becomes a part of the public domain through no act or omission of the other party in violation of this Agreement; (ii) was in the other party’s lawful possession prior to the disclosure and had not been obtained under an obligation of confidentiality by the other party either directly or indirectly from the disclosing party; (iii) is lawfully disclosed to the other party by a third party; or (iv) is independently developed by the other party without use of the Confidential Information. One party may disclose the other party’s Confidential Information without violation hereof to the extent such disclosure is required by applicable law, regulation or governmental or judicial order; provided, that the party making such disclosure has given the other party advance written notice of the intended disclosure and a reasonable opportunity to seek a protective order or other confidential treatment of the Confidential Information; provided, further, that the disclosure is limited to that required by such applicable law, regulation or governmental or judicial order.

7.1.3 Use and Nondisclosure; Treatment of Confidential Information. At all times Recipient shall: (a) use the same standard of care to protect the Confidential Information as it uses to protect its own confidential information of a similar nature, but not less than a commercially reasonable standard of care; (b) not use the Discloser’s Confidential Information other than as necessary to perform its obligations under this Agreement; (c) not disclose, distribute, or disseminate the Confidential Information to any third-party except as permitted herein; and (d) disclose Discloser’s Confidential Information to its Agents and/or Subsidiaries on a “need to know” basis only, provided that each Subsidiary and Agent is bound by obligations of confidentiality and restrictions against disclosure at least as restrictive as those contain herein. AFS represents that it has an agreement with each of its respective employees, agents, contractors and consultants who may have access to any Insurer Confidential Information, in each case such agreement being sufficient to enable it to comply with the terms of this Section. Insurer will promptly obtain and provide to AFS and/or its representatives all Required Consents necessary for AFS and/or its representatives to provide the Services. A “Required Consent” means any consents or approvals required to give AFS and/or its representatives the right or license to access, use and/or modify (including derivative works) the hardware, software, firmware, content and other products that Insurer uses or provides, without infringing the ownership or license rights (including patent and copyright) of the providers or owners of such products. Each party promptly shall report to the other any unauthorized disclosure or use of Confidential Information by the reporting party or any of its agents of which the reporting party becomes aware, and shall cooperate with the other party’s enforcement of its rights hereunder against any third party disclosure. AFS does not assume responsibility for any disclosures hereunder by any Authorized User.

7.2 Upon written request by the disclosing party, the non-disclosing party shall destroy (and confirm such destruction in a signed writing) all Confidential Information of the other party, including all copies thereof and materials incorporating such Confidential Information. Subject to Section 7.3, a party may retain archival copies of Confidential Information of the other party indefinitely as part of a party’s general backup archives. The confidentiality obligations set forth in this Agreement shall survive the termination of this Agreement and remain in full force and effect until such Confidential Information, through no act or omission of the receiving party, ceases to be Confidential Information as defined hereunder.

7.3 If AFS receives from Insurer or any of its Authorized Users any information relating to an identified or identifiable natural person (“Personal Data”) or other information of Insurer’s or any of its affiliates’ or Authorized Users’ customers (referred to herein collectively, together with Personal Data, as “Customer Information”) that is subject to Title V of the Gramm-Leach-Bliley Financial Services Modernization Act of 1999 or regulations promulgated under that Act, as then in effect in the United States or America (collectively “GLB”), the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), or subject to any other federal, state or local laws, rules, regulations or ordinances governing the privacy or security of Customer Information (collectively, together with GLB, “Customer Information Privacy Laws”), AFS agrees to comply with GLB and other Customer Information Privacy Laws, and to protect and maintain the privacy of such Customer Information accordingly. Such compliance shall include, but not be limited to, AFS (i) not disclosing any Customer Information to any third party except as expressly provided in this Agreement or otherwise directed or authorized in writing by Insurer or the owner of such data; (ii) ensuring that any employees or subcontractors of AFS who obtain or have access to Customer Information comply at all times with the Privacy Laws and the provisions of this Agreement regarding the use and protection of Customer Information; and (iii) protecting and maintaining the security of all Customer Information in AFS’ custody or under AFS’

control. AFS shall report to Insurer any unauthorized disclosure or use of, or any unauthorized access to, any Customer Information in AFS’ custody or under AFS’ control, such report to be made promptly upon AFS learning of any such unauthorized disclosure, access or use. Notwithstanding the foregoing, Insurer acknowledges that, while AFS may receive Personal Data from sources other than Insurer, including Agents, insurance carriers and other third parties or corporate sponsors, AFS does not require access to Personal Data in order to furnish or maintain the System. In the event that AFS requires Personal Data for any reason from Insurer, AFS and Insurer shall execute an addendum to this Agreement relating to AFS’ responsibilities for such Personal Data in order to permit AFS and Insurer to comply with Law.

7.4 Insurer hereby consents and agrees that Confidential Information and Customer Information may be linked and shared by AFS and its affiliates with the supplier of the underwriting system for the Insurer Product and with the supplier of the policy administration system for the Insurer Product, in accordance with specifications developed for such purposes under the Initial Work Order. Any such data that is transferred or linked by AFS shall be transferred or linked using secure file transfer protocol, with PGP and password protection, and/or such other security measures and controls as are set forth in said specifications or from time to time approved for such purpose by the parties.

7.5 Subject to Section 7.3, Insurer hereby consents and agrees that AFS may disclose Confidential Information and Customer Information to its affiliates and contractors on a need-to-know basis only, under obligations of confidentiality at least as restrictive as those contained herein, for the purpose of enabling such parties to perform services required of them to enable AFS to perform as contemplated under this Agreement.

7.6 Insurer hereby consents and agrees that AFS may disclose Confidential Information and Customer Information to Authorized Users as a result of their use of the Site and Services as contemplated under this Agreement.

8. SITE LINKING. During the term of this Agreement, each of the parties may provide one or more links from its site to the site of the other party to this Agreement. Such links may be made only to a party’s primary home page and to such other pages as the linked party from time to time in its discretion may approve (any of which approvals may be revoked in the discretion of the approving party). No such link shall be made or operate in any manner that is unlawful or derogatory to the other party or any customer or affiliate thereof. Neither party shall, whether by means of framed linking or otherwise, permit or cause any name, mark, content or functionality of the other party’s web site to be removed, restricted, obscured or otherwise altered, without the prior written consent of the other party in each instance. Insurer grants AFS a non-exclusive, non-transferable, non-sublicensable, revocable license to create at AFS’ site one or more digital copies of the approved image and to establish hypertext links from the Icon to the Insurer site. Insurer reserves the right to make changes, at Insurer’s sole discretion, to AFS’ style, content, placement or use of the Icon, and AFS agrees to notify Insurer of any significant change to the content or structure of AFS’ site at least five (5) days prior to any such change. Links may be terminated by either party at any time upon forty-eight (48) hours’ prior written notice.

9. EQUITABLE REMEDIES. Each of the parties hereto acknowledges and agrees that the other party may be irreparably harmed and legal remedies may be inadequate in the event of a breach of any of the covenants contained in Sections 4.2, 7 or 8 hereof. Accordingly, in the event of any such breach or threat thereof, such covenants may be enforced by injunction and other equitable relief, without the requirement of posting a bond or other security, and without waiver of damages or other remedies.

10. DISPUTE RESOLUTION PROCEDURE. The parties agree that they will refer any dispute(s) or difference(s) arising with reference to the applicable interpretation or effect of this Agreement, or any part thereof (the “Disputed Matter”), to senior executives of each party for resolution. These senior executives shall have thirty (30) business days to resolve the Disputed Matter. If such executives do not agree upon a resolution within thirty (30) business days after the referral of the Disputed Matter to them, the parties may pursue any available legal or equitable remedies.

11. INDEPENDENT CONTRACTOR. In connection with this Agreement each party is an independent contractor and as such will not have any authority to bind or commit the other. Furthermore, nothing contained in this Agreement shall be deemed to imply or constitute either party as the agent or representative of the other party, or both parties as joint ventures or partners for any purpose. Each of the parties shall maintain workers compensation insurance for its respective employees.

AFS acknowledges that AFS, it’s Subsidiaries and Agents, may not bind or otherwise obligate Insurer in any manner. As between Insurer and the AFS, AFS acknowledges and agrees that its Subsidiaries and Agents are solely personnel of AFS and not Insurer, working under the control and direction of AFS, and that AFS will be solely responsible for the (a) recruitment, hiring, training, utilization, assignment, re-assignment, promotion, retention, discipline, termination, or other employment-related activities concerning such personnel, and (b) payment for its Subsidiaries and Agents of all applicable taxes, fees, charges for benefits, immigration related costs and any and all other deductions and withholdings as required by Law, and furthermore shall indemnify Insurer accordingly for any Loss in this regard.

13. INSURANCE. AFS shall maintain at all times during the Contract Term, the following types of insurance for itself and its employees, and shall provide coverage for its subcontractors or require any subcontractors it may engage to maintain all insurance coverages as required herein:

(a) Commercial General Liability Insurance on an “occurrence basis”, with a limit of not less than two million dollars ($2,000,000) combined single limit per occurrence for bodily injury and property damage liability naming Insurer as an additional insured.

(b) Errors and Omissions Liability Insurance covering the liability for financial Loss due to error, omission, negligence of employees and machine malfunction in an amount of at least one million dollars ($1,000,000).

(c) Statutory employee’s liability insurance, sometimes known as, Workers’ Compensation insurance, shall be provided as required by law or regulation.

The general liability policy shall be endorsed to provide waiver of subrogation rights in favor of Insurer and its affiliates, and all other parties owning an interest in the property on which the work is to be performed.

As evidence of the coverages called for in this Agreement, Insurer, may, in lieu of actual policies, accept certificates of insurance setting forth the nature of the coverage, the limits of liability, the name of the insurance carrier, policy number, the date of expiration and specific reference to the name and or location of the Insurer site receiving Services. Each policy shall provide that it will not be canceled or materially altered except after thirty (30) days advance written notice to Insurer. All insurance shall be maintained at the sole cost and expense of AFS, and AFS shall be responsible for its own deductible.

14. ASSIGNMENT. Neither party shall have the right to assign this Agreement or any Work Order without the express prior written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed; provided, however, that (i) any party may assign this Agreement in connection with the sale of substantially all of such party’s business or of a business division of such party; and (ii) any party may assign this Agreement to any entity affiliated by means of direct or indirect majority ownership with the assigning party. This Agreement will be binding upon the parties’ respective successors and assigns. AFS will provide Insurer with timely written notice if a change of Control of AFS or an entity that controls AFS occurs.

15. NOTICES. All certificates, reports, records, subordinate agreements (and their applicable amendments), notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of service if served personally on the party hereto to whom notice is to be given; (b) on the date of confirmed transmission if sent via facsimile to the number given below, and telephonic confirmation of transmission is obtained promptly after completion of transmission, and followed by mail delivery; (c) on the day after delivery to commercial or postal overnight carrier service; or (d) on the fifth (5th) day after mailing, if mailed to the party to whom such notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party at the address provided above. In each case, notice to a party shall be given to such party’s address and contact person on the first page of this Agreement, or to such other address(es) and contact party as either party shall notify the other in writing in accordance with this paragraph.

Any party hereto may change its address for the purpose of this section by giving the other party timely, written notice of its new address in the manner set forth above. Failure by AFS to timely and fully deliver any documents required pursuant to this Agreement will not constitute a waiver of AFS’s obligations hereunder.

16. GENERAL. This Agreement amends and restates the Original Agreement in its entirety. Each party will be excused for any failure or delay in its performance, resulting from causes beyond its control, including, but not limited to, electric or other power failure, acts of God or of the public enemy, war, riot, civil disorder, embargo, fire, flood or strikes, provided that the party invoking this provision has exercised commercially reasonable efforts to avoid such failure or delay and takes commercially reasonable steps to mitigate such failure or delay. Any party so delayed in its performance will immediately notify the other and describe in detail the circumstances causing such delay and as soon as the cause of delay is removed, such party shall proceed diligently with its performance. This Agreement (including its exhibits, schedules and appendices) together with the Stock Purchase Agreement, dated as of February 6, 2012, by and among Weston Venture Partners, Inc., a Delaware corporation, AFS and the Insurer (including its exhibits, schedules and appendicies) set forth the entire agreement, and supersedes all prior communications, whether oral or written, of the parties hereto with respect to the subject matter hereof, and shall be governed, construed, and interpreted by the laws of the State of New York, without giving effect to conflict of laws principles. Each of the parties hereto hereby consents to the jurisdiction of the federal or state courts located within New York City, New York and agree that all actions or proceedings relating to this Agreement shall be litigated in such courts, and waive any objection based on improper venue or forum non conveniens to the conduct of any such action or proceeding in such court. This Agreement shall supersede any terms and conditions purporting to govern the use of the Systems found in any other documents, including any correspondence, invoice, purchase order or shrink-wrap, end-user licenses or clickwrap agreements or oral understandings. This Agreement may be not amended or modified, and waivers of and consents to any breach of any provision of this Agreement shall not be effective, unless in writing and signed by the party to be charged thereby in each instance. No waiver or consent shall be deemed to be a waiver of or consent to any other breach of the same or any other provision hereof. Except as expressly provided herein, no remedy specified in this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and in addition to every other right or remedy provided herein or available at law or in equity. In case one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, it shall not invalidate, render illegal or unenforceable, or otherwise affect, any other provision, and such invalid provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent permitted by applicable law. Headings used in this Agreement are for convenience, only, shall not be construed to be part of this Agreement and are not intended to be full or accurate descriptions of the contents of all or any portion hereof. Whenever the context of this Agreement requires, words used in the singular shall be construed to mean and include the plural and words used in the plural shall be construed to mean and include the singular; pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender; references to person or persons shall be deemed to include all applicable individuals, associations, entities and bodies politic; and references to any Service or any content, computer software, coding or materials relating thereto or otherwise available on the Site, as well as references to the Site itself, shall be deemed to include all and any routines, programs, pages, frames and other applicable portions thereof, as the context may contemplate or require. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall be deemed the same instrument. Facsimiles of a party’s authorized representative’s signature shall be deemed to be binding upon such party, unless otherwise prohibited by Law.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this agreement, under seal, as of the date first set forth above.

The Guardian Life Insurance Company of America

By:
(signature)
Print Name and Title:

American Financial Systems, Inc.

By:
(signature)
Print Name and Title:

Daniel R. Johnson, President and Chief Executive Officer

AMERICAN FINANCIAL SYSTEMS, INC.

SCHEDULE 1

System and Plan Database Server Hosting: Web hosting will be provided on one or more servers to be maintained in a locked room or cage at an internet data center (“IDC”) operated by a commercially recognized supplier of Internet hosting services providing locked facilities with an environment suitable for the operation of computer equipment. While AFS will use IDC’s that it reasonably determines are commercially recognized as having a suitable physical environment for commercial Internet server uses, AFS does not warrant that such facilities or any services provided in connection therewith will be free from damage, error, theft, interference or interruption. The IDC provider for production servers currently used by AFS and its affiliates is AT&T.

Security and Data Backup: AFS will provide, or arrange for its IDC operator or third-party regularly engaged in the data backup business to provide, backup and restore for all servers used by the System. Full back-up will be performed not less frequently than once every work day.

Record Retention: AFS’ System databases (and its ongoing backups) keep data indefinitely for Insurer reference to historic data. Data is backed up automatically on a daily basis through an encrypted online service and stored at a separate secure offsite location, and a monthly back-up is written to DVD for long term storage in a separate bank vault. Currently, monthly backup DVD’s are stored indefinitely. AFS reserves the right to discontinue storage of data that is more than seven years old, provided that prior to the deletion or destruction of such data AFS shall notify Insurer, and Insurer shall have the option of (i) requiring AFS to continue to retain such data at Insurer’s expense, or (ii) requiring AFS to deliver such data to Insurer for retention. In the event that Insurer desires to maintain such data at its own location AFS will need to extract Insurer specific data from its archives and such data extraction will be performed at Insurer’s expense. Nothing herein shall be deemed to prevent Insurer from retaining its own copies of any of its Confidential Information to the extent permitted or required by applicable law.

AFS reserves the right to update, upgrade, enhance and otherwise modify its practices, systems and procedures in accordance with reasonable business and technology practices and standards. If any such update, upgrade, enhancement or modification results in materially worse performance without business or technology reasons, AFS agrees to consult with Insurer on remedial measures to mitigate the impact on performance.

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AMERICAN FINANCIAL SYSTEMS, INC.

SCHEDULE 2

BENEFIT PLAN SERVICE AGREEMENT

[attached]

AMERICAN FINANCIAL SYSTEMS, INC.

SCHEDULE 3

PRICING EXHIBIT

FEES FOR STANDARD SERVICES

Royalty. In lieu of an upfront cash license fee for the use of COLI.com and in consideration for the Services provided under the Initial Work Order, Insurer will pay AFS a royalty for Product sales after the Loading Acceptance Date using the AFS Executive Benefit Support and the COLI.com platform features, e.g. illustrations, online enrollment, case management, plan implementation, special optimizations, in-force reprojection, or plan administration, etc. The royalty to AFS will be six percent (6%) of the total premiums received by Insurer under the COLI VUL Life Insurance Policies (“COLI VUL Policy” ) during the first policy year not to exceed the “Target Premium” as defined in the applicable COLI VUL Policy, then one percent (1%) of the total premiums received by Insurer under the COLI VUL Policies, not to exceed the Target Premium in subsequent renewal years (individually and collectively the “Royalty Payments”). Royalty Payments are payable by Insurer until the earlier of (i) cancellation or termination of the policy or (ii) ten (10) years from expiration or termination of this Agreement. No amounts are payable after termination of this agreement if termination is by Insurer pursuant to Section 4.1(A)(i) or 4.1(A)(ii). The royalty percentages set forth above shall not be changed unless mutually agreed. Royalty Payments shall be made by Insurer within thirty (30) days following the end of each calendar month, for so long as such Royalties remain payable with respect to premium payments received by Insurer during such month. Together with each Royalty Payment, Insurer will provide AFS a report containing all information necessary for AFS to confirm the calculation of such Royalty Payment. Insurer shall keep records of all transactions for which Royalties are due, in sufficient detail to enable the Royalties payable hereunder to be verified, for a period of three (3) years from the date of payment of such Royalty Payment. Insurer shall permit such records to be inspected by AFS up to once in each calendar year. All such examinations shall be made at AFS’ expense, unless such an examination discloses an underpayment in excess of twenty percent (20%) or more of the amount actually due, in which event Insurer shall pay the reasonable cost of such examination.

Hosting and Maintenance. From and after the Effective Date, Insurer shall pay to AFS a fee for Standard Services in the amount of (i) $72,000 for the annual contract period ending September 25, 2012, which amount shall be payable within three (3) business days of the Effective Date and represents the balance due for such contract period after giving effect to prepayments for such period previously made by Insurer under the Original Agreement and (ii) $72,000 for the annual contract period commencing September 26, 2012 and ending September 25, 2013, which amount shall be prepaid by Insurer on or before September 26, 2012. Notwithstanding the foregoing, if this Agreement shall be renewed or continue in effect after the Initial Term AFS may change its hosting and maintenance fees in a amount not to exceed the change in hosting and maintenance fees for Standard Services as offered to similarly situated Insurers of AFS except as may be as reasonably adjusted on mutual agreement to reflect any requirements particular to Insurer and its use of Standard Services hereunder, or such other fees as Insurer and AFS may agree in writing. Despite the foregoing, Insurer, in its discretion, may elect to terminate this Agreement on sixty (60) days following notice of any such increase. Nothing in this Agreement is intended to impose or imply any obligation on either party to renew this Agreement or to restrict either party’s right to elect, in such party’s sole discretion, not to renew this Agreement.

AMERICAN FINANCIAL SYSTEMS, INC.

Schedule 4

SERVICE LEVEL AGREEMENT EXHIBIT

1. System Availability. The AFS Web Site shall be available to Insurer and its Users 24 hours per day, 7 days per week, 96% of the time, as measured on a calendar monthly basis, excluding scheduled maintenance periods, which shall not exceed ten (10) hours per month. Normal maintenance periods will be scheduled as needed over weekends, legal holidays or between the hours of 7:00 PM and 8:00 AM Eastern Time (the “Maintenance Window”), and excluding interruptions in System functionality due to work requested or required by Insurer or pursuant to this Agreement. Except for emergency maintenance during the Maintenance Window, service will not result in interruptions to AFS Site access exceeding four hours in any single instance.

2. Service Level Agreement Exclusions. The service level agreements set forth in this Exhibit shall not apply to performance issues: (a) caused by factors outside of AFS’ reasonable control; (b) caused by the failure of Internet services provided or controlled by third parties; or (c) that resulted from any actions or inactions of Insurer or any third parties (including without limitation data providers); or (d) that resulted from equipment or third-party software specifically requested by Insurer. The forgoing exclusions shall not apply to any event that AFS could have prevented by compliance with is disaster recovery or business continuity policies and procedures or, if none, then by those customarily implemented by the industry.

3. Service Level Credits. In the event that AFS fails to maintain the system availability set forth in Paragraph 1 above, upon written request by Insurer within thirty (30) days of the close of the monthly period in which such failure occurred, AFS shall provide Insurer with a credit calculated in the manner set forth below, to be applied to the next Standard Service fees for Hosting and Maintenance next coming due under the Agreement to which this exhibit is appended or, if the Agreement shall terminate before any further such fees come due, then such credit will be refunded upon termination of the Agreement. The amount of credit shall be calculated as follows: The total monthly Standard Service fee for Hosting and Maintenance applicable for the month during which the applicable interruption has occurred shall be divided by the actual number of days in said month. The resulting quotient then shall be multiplied by the number of days (or fraction thereof, rounded to the nearest quarter) during which unexcused interruptions of service have occurred, to determine the amount of the credit.

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